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Crude Oil Exchange Traded Notes	Filed pursuant to Rule 433 Registration Statement 333-137902 Dated July 7, 2008

Description

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO), PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO), (collectively, the “PowerShares DB Crude Oil ETNs”) are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Oil (the "Index"), which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treaury Bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History (%)[1]

Source: DB / Bloomberg

Long ETN Index Weights
As Of: 03-Jul-2008
Commodity	Contract Expiry Date	Weight %
Light Crude	22-Jun-2009	100

Short ETN Index Weights
As Of: 03-Jul-2008
Commodity	Contract Expiry Date	Weight %

Light Crude	20-Aug-2008	40
Light Crude	22-Jul-2008	60

Poweshares DB Crude Oil ETN and Index Data

[1] Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. PowerShares DB Crude Oil ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the “T-Bill Index”), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index – Optimum Yield Crude Oil™, and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index - Light Crude™ (the “Commodity Indexes”). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

[2] The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Crude Oil ETNs.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement. Not FDIC

Ticker symbols

Crude Oil Double Long	DXO

Crude Oil Long	OLO

Crude Oil Short	SZO

Crude Oil Double Short	DTO

Intraday Indicative value symbols

Crude Oil Double Long	DXOIV

Crude Oil Long	OLOIV

Crude Oil Short	SZOIV

Crude Oil Double Short	DTOIV

CUSIP symbols

Commodity Double Long	25154K882

Commodity Long	25154K866

Commodity Short	25154K874

Commodity Double Short	25154K809

Details

ETN price at listing	$25.00

Inception date	6/16/08
Insured — No Bank Guarantee — May Lose Value.

The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by Deutsche Bank AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Crude Oil ETNs other than Deutsche Bank AG, London Branch’s ability to meet its obligations. The PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in

Maturity date	6/01/38

Yearly investor fee	0.75%

Listing exchange NYSE	Arca

DB Optimum Yield™ Crude Oil Index	DBLCOCLT

DB Standard Crude Oil Index	DBRCLTR

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

S&P rating	AA

Moody's rating	Aa1

Risks[2]

• Non-principal protected
• Leveraged losses
• Subject to an investor fee
• Limitations on repurchase
• Concentrated exposure to oil
• Acceleration risk

Benefits

• Leveraged and short notes

•	Low cost
interest rates, and monetary and other governmental actions. The PowerShares DB Crude Oil ETNs are concentrated in a single commodity sector, are speculative, and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Crude Oil Double Long Exchange Trade Note and the PowerShares DB Crude Oil Double Short Exchange Trade Note are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

[3] Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

•	Intraday access
•	Listed
•	Transparent
•	Tax Treatment[3]

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objective, risks, charges and expenses carefully before investing.

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